Exhibit 99.1

November 8, 2012

NORTHWEST PIPE REPORTS Q3 2012 FINANCIAL RESULTS AND

ANNOUNCES CONFERENCE CALL

Vancouver, WA, November 8, 2012. Northwest Pipe Company (NASDAQ: NWPX) today announced its financial results for the third quarter of 2012. The Company will broadcast its third quarter 2012 earnings conference call on Friday, November 9, 2012, at 9:00 am PST.

Third Quarter 2012 Results

Net sales for the quarter ended September 30, 2012 decreased 17.4% to $115.1 million compared to $139.3 million in the quarter ended September 30, 2011. Gross profit was $11.6 million (10.1% of net sales) in the third quarter of 2012, a decrease from $16.5 million (11.9% of net sales) in the same quarter of 2011. Net income for the third quarter of 2012 was $3.4 million or $0.36 per diluted share compared to $3.3 million or $0.35 per diluted share for the same period in 2011.

Water Transmission sales decreased by 17.5% to $63.5 million in the third quarter of 2012 from $77.0 million in the third quarter of 2011. The decrease in sales was due to a 2% decrease in volume and a 16% decrease in selling price per ton. Water Transmission gross profit decreased to $9.7 million (15.2% of segment net sales) in the third quarter of 2012 from $13.3 million (17.3% of segment net sales) in the same quarter of the prior year.

Tubular Products sales decreased 17.2% to $51.6 million in the third quarter of 2012 from $62.3 million in the third quarter of 2011, driven by an 18% decrease in tons sold from 52,100 tons in the third quarter of 2011 to 42,900 tons in the third quarter of 2012, partially offset by a 2% increase in the average selling price per ton. Tubular Products gross profit decreased by 39.4% to $1.9 million (3.7% of segment net sales) in the third quarter of 2012 from $3.2 million (5.1% of segment net sales) in the same quarter of 2011.

As of September 30, 2012, the backlog of orders in the Water Transmission segment was approximately $241 million. This compared to a backlog of orders of $187 million as of September 30, 2011. The backlog includes confirmed orders, including the balance of projects in process, and projects for which the Company has been notified that we are the successful bidder even though a binding agreement has not been executed.

Net income in the third quarter of 2012 was positively impacted by a net benefit from income taxes of $686,000. During the third quarter of 2012, a research and development tax credit study was performed for fiscal years 2010 through 2011. This study resulted in a tax benefit of $1.8 million.

The Company entered into a $165 million Second Amended and Restated Credit Agreement on October 24, 2012 which expires on October 24, 2017. It provides for a revolving loan, swingline loan and letters of credit, and reflects reductions in the interest rates charged on outstanding balances and a reduction in the number of financial covenants as compared to the previous credit agreement.

Outlook

“As expected, we saw lower net sales and margins in the Tubular Products segment in the third quarter of 2012 as compared to the third quarter of 2011 with the competition from increased quantities of imported energy pipe. The Tubular Products segment was also negatively impacted by lower drilling activity, as seen in the decrease in rig counts, and lower natural gas prices,” said Richard Roman, President and Chief Executive Officer of the Company. “In July of 2012, we announced the Water Transmission segment was awarded the Lake Texoma project which is the largest project in our history. We started production on the Lake Texoma project in August, and will be producing for this project through the second quarter of 2013. We anticipate that the fourth quarter of 2012 will be the strongest quarter in 2012 in the Water Transmission segment. Consistent with other domestic tubular producers, we expect continued competition from imports of energy products to reduce profitability for the Tubular Products segment in the near term.”

Conference Call

The Company will hold its third quarter 2012 earnings conference call on Friday, November 9, 2012 at 9 am PST. The live call can be accessed by dialing 1-800-369-3340 passcode NWPIPE. For those unable to attend the live call, a replay will be available approximately one hour after the event and will remain available for 30 days by dialing 1-888-567-0484 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of products including energy, construction, agriculture and industrial systems. The Company is headquartered in Vancouver, Washington and has nine manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Richard A. Roman are “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2011 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

CONTACT:	Robin Gantt, Chief Financial Officer
360-397-6250

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net sales:
Water Transmission	$63,487	$76,953	$180,968	$210,057
Tubular Products	51,612	62,312	207,347	184,467

Net sales	115,099	139,265	388,315	394,524
Cost of sales:
Water Transmission	53,806	63,608	153,439	175,287
Tubular Products	49,693	59,143	193,199	171,284

Total cost of sales	103,499	122,751	346,638	346,571
Gross profit:
Water Transmission	9,681	13,345	27,529	34,770
Tubular Products	1,919	3,169	14,148	13,183

Total gross profit	11,600	16,514	41,677	47,953
Selling, general, and administrative expense	7,571	6,467	21,499	19,359

Operating income (loss):
Water Transmission	6,969	10,747	21,123	28,150
Tubular Products	1,134	2,349	11,981	10,502
Corporate	(4,074)	(3,049)	(12,926)	(10,058)

Operating income	4,029	10,047	20,178	28,594
Other expense	49	950	51	1,347
Interest income	(35)	(4)	(122)	(27)
Interest expense	1,305	2,247	4,471	7,440

Income before income taxes	2,710	6,854	15,778	19,834
(Benefit from) provision for income taxes	(686)	3,570	4,044	8,641

Net income	$3,396	$3,284	$11,734	$11,193

Basic earnings per share	$0.36	$0.35	$1.25	$1.20

Diluted earnings per share	$0.36	$0.35	$1.24	$1.20

Shares used in per share calculations:
Basic	9,383	9,346	9,375	9,326

Diluted	9,499	9,373	9,458	9,359

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)

	September 30,	December 31,
	2012	2011
Assets:
Cash and cash equivalents	$28	$182
Trade and other receivables, net	70,980	69,894
Costs and estimated earnings in excess of billings on uncompleted contracts	57,323	38,029
Inventories	131,679	107,169
Other current assets	11,170	11,649

Total current assets	271,180	226,923
Property and equipment, net	150,702	152,846
Other assets	33,158	33,604

Total assets	$455,040	$413,373

Liabilities:
Current maturities of long-term debt	$8,980	$9,072
Accounts payable	24,421	20,248
Accrued liabilities	51,734	19,175
Billings in excess of cost and estimated earnings on uncompleted contracts	8,757	7,814

Total current liabilities	93,892	56,309
Note payable to financial institution	58,289	62,000
Other long-term debt, less current maturities	17,810	24,418
Other long-term liabilities	30,955	30,379

Total liabilities	200,946	173,106
Stockholders' equity	254,094	240,267

Total liabilities and stockholders' equity	$455,040	$413,373

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